Exhibit 10.67

AGREEMENT AND GENERAL RELEASE

On February 16, 2012, eDiets.com, Inc. (the “Company”) and Kevin N. McGrath (“Departing Executive”), who resides in Boca Raton, Florida, hereby agree to the terms and conditions set forth below:

1	Termination of Employment. Effective February 16, 2012 (the “Termination Date”), Departing Executive shall resign and therefore be terminated from the position of President and Chief Executive Officer at the Company pursuant to Section 8 of that certain employment agreement dated December 30, 2008 between Departing Executive and the Company (the “Employment Agreement”). Following the Termination Date, Departing Executive shall not be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company and shall not receive any benefits or payments from the Company, except as specifically set forth in Section 2 below.

2	Severance.

2.1	Following the Effective Date (as defined in Section 10, below), Departing Executive will receive severance pay equal to three (3) months of Departing Executive’s Base Salary in full and final settlement of any and all claims that Departing Executive has, had or may have against the Company. All severance payments will be subject to all applicable payroll withholding deductions. Subject to Departing Executive’s compliance with the terms of Sections 9 and 10 of the Employment Agreement and the terms of this Agreement, the severance will be paid in installments pursuant to the Company’s regular payroll practices commencing on the Company’s first regular payroll date after the Effective Date; provided, that if the Company and Departing Executive have entered into an agreement providing for the issuance of shares of unrestricted stock in lieu of cash severance pursuant to the Company’s 2010 Amended and Restated Equity Incentive Plan, then the terms of such agreement shall govern payment of the severance to the extent the severance is paid in shares of unrestricted stock.

2.2	If Departing Executive is eligible and timely elects continuation coverage under the Company’s group health plan in accordance with the requirements of Section 4980B of the Code (“COBRA Coverage”), Departing Executive shall be required to pay only that portion of the premium Departing Executive paid prior to the Termination Date for the COBRA Coverage until the first to occur of (i) the end of August 2012 or (ii) the date Departing Executive first becomes eligible for coverage under a subsequent employer’s group health plan.

2.3	On the Effective Date, all options to acquire shares of the Company’s common stock previously granted to Departing Executive shall vest in full and shall remain exercisable for the full term of their grant, notwithstanding any contrary provision set forth in Departing Employee’s grant agreement relating to such options.

2.4	Without limiting the generality or force or effect of the General Release provided for in this Agreement, it is explicitly agreed, understood and intended that any and all payments by the Company pursuant to the provisions of Sections 2.1 and 2.2, above, together with the benefit conferred by Section 2.3, above, are and shall be deemed to satisfy all claims by Departing Executive for backpay, frontpay, bonus payments, attorneys’ fees, severance payments, benefits or compensation of any kind (or the value thereof), costs, liquidated damages, compensatory damages or punitive damages (under any applicable statute or at common law) and including but not limited to (i) any claim pursuant to Section 8(d)(E) and 8(d)(F) of the Employment Agreement, (ii) any right, title or interest in or to shares of Restricted Stock (as defined in the Employment Agreement).

3	Full Discharge and Settlement. Departing Executive hereby agrees and acknowledges that the payments provided for in this Agreement:

3.1	exceed any payments, benefit, or other thing of value to which Departing Executive might otherwise be entitled under any policy, plan or procedure of the Company;

3.2	are in full discharge of any and all of the Company’s liabilities and obligations to Departing Executive, including but not limited to any and all obligations arising under any alleged written or oral employment agreements, understandings or arrangements between Departing Executive and the Company;

3.3	are in full discharge of any and all claims against the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) for damages of any kind; and

3.4	fully and completely settle all claims by Departing Executive against the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds) (whether acting as agents for the Company or in their individual capacities) for attorney’s fees, costs, disbursements and the like.

Nothing in this Section 3 shall be construed to add to or diminish any vested right Departing Executive may have as a participant in any employee benefit plan qualified under § 401 of the Internal Revenue Code, in accordance with applicable law.

4	General Release. Upon execution of this Agreement, Departing Executive shall provide to the Company an executed and notarized General Release, annexed as Exhibit A.

5	Not Eligible for Re-Employment. Departing Executive recognizes and acknowledges that by Departing Executive’s termination, the Employment Agreement has been terminated except as otherwise expressly provided therein and Departing Executive’s employment relationship with the Company has been permanently and irrevocably severed. Departing Executive is therefore not eligible for rehire or re-employment with the Company at any time in the future and hence covenants that at no time will Departing Executive seek employment with or to be hired by the Company. Departing Executive acknowledges and agrees that if Departing Executive does seek such employment or relationship, a rejection will not constitute a violation of this Agreement or any law, and Departing Executive will not claim that such rejection is a violation of this Agreement or any law. Departing Executive acknowledges further that such representation constitutes a material inducement for the Company entering into this Agreement. Departing Executive further understands and agrees that, effective on the Termination Date, Departing Executive no longer has authorization to incur any expenses or obligations or liabilities on behalf of the Company.

6	Representations and Warranties; Non-Disclosure and Non-Disparagement.

6.1	Departing Executive represents and warrants to the Company as follows:

6.1.1	Departing Executive has waived any relief available to Departing Executive (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in the General Release, annexed as Exhibit A;

6.1.2	Departing Executive will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in the General Release annexed as Exhibit A;

6.1.3	Departing Executive has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits under any benefit plan, program or policy of the Company or its affiliates to which Departing Executive may be entitled and that no other remuneration or benefits are due to Departing Executive, except as set forth in this Agreement;

6.1.4	Departing Executive has had no known workplace injuries or occupational diseases and has been provided any and all leave requested under the Family and Medical Leave Act;

6.1.5	Departing Executive has disclosed to the Company any information Departing Executive has concerning any conduct involving the Company, and any of its affiliates or any of their respective employees that Departing Executive has any reason to believe may be fraudulent or unlawful;

6.1.6	To the maximum extent permitted by law, Departing Executive will not, at any time hereafter, commence, maintain, prosecute in as a party, or permit to be filed by any other person on Departing Executive’s behalf, any action or proceeding of any kind (judicial or administrative, on Departing Executive’s own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of person) in any court or agency, or participate in any action, suit or proceeding (unless compelled by legal process or court order), against the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any claim released pursuant to the General Release annexed as Exhibit A; and

6.1.7	As of the date of this Agreement, Departing Executive has not taken or engaged in any of the acts described in the foregoing sentences.

6.2	If, notwithstanding the foregoing promises, Departing Executive violates this Section 6, Departing Executive shall be required, to the maximum extent permitted by law, to indemnify and hold harmless the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non- qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities), from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which result from, or are incident to, such violation.

6.3	Nothing in this Agreement shall be construed to prevent Departing Executive from responding truthfully to a valid subpoena, from filing a charge with, or participating in, any investigation conducted by a governmental agency including EEOC and/or any local human rights agency, and/or responding as otherwise required by law. Nevertheless, by virtue of the foregoing, Departing Executive has waived any relief available to Departing Executive’s under any of the claims or causes of action waived and released pursuant to the General Release annexed as Exhibit A. Except as provided in Section 6.1.1, above, nothing in this Section 6 is intended or should be construed to apply to any claim pursuant to the federal Age Discrimination in Employment Act (ADEA).

6.4	The terms and conditions of this Agreement and General Release, as well as the circumstances leading thereto, are and shall be deemed to be fully confidential and have not previously and shall not hereafter be disclosed by Departing Executive to any other person or entity, except (i) as may be required by law; and (ii) that Departing Executive may disclose the existence, terms, and conditions of this Agreement and General Release to Departing Executive’s attorney, spouse or domestic partner, and/or accountant, provided that Departing Executive makes the person to whom disclosure is made aware of the confidentiality provisions of this Agreement and General Release and such person agrees to keep the terms of this Agreement and General Release fully confidential. Departing Executive further agrees not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the existence, terms, and conditions of this Agreement.

6.5	Departing Executive has not previously and will not hereafter (i) make any oral or written negative or derogatory statements or disparage or induce others to disparage (whether or not such statement legally constitutes libel or slander) the Company or any of its past, present or future parent corporations, subsidiaries, division, affiliates, current or former officers, directors, agents, trustees, administrators, insurers, attorneys, employees or agents; or (ii) engage in any conduct that is in any way injurious to the Company or any of its past, present or future parent corporations, subsidiaries, division, affiliates, current or former officers, directors, agents, trustees, administrators, insurers, attorneys, employees or agents (including without limitation, any negative or derogatory statements or writings).

6.6	Any claim or counterclaim by the Company to enforce this Agreement and General Release shall not be deemed retaliatory.

7	Non-Competition and Confidentiality; Intellectual Property. Departing Executive acknowledges that the provisions of the Employment Agreement set forth in Section 9 (Non-Competition) and Section 10 (Confidentiality; Intellectual Property) remain valid and binding on Departing Executive.

8	Cooperation. Departing Executive agrees to be available to cooperate with the Company and its attorneys in connection with any matter that Departing Executive worked on during Departing Executive’s employment with the Company or with any investigation of any claims against the Company. Departing Executive understands and agrees that this cooperation includes, but shall not be limited to, being available to the Company and its attorneys upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony; volunteering to the Company pertinent information; and turning over all relevant documents to the Company that are or may come into Departing Executive’s possession.

9

No Admission. The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities), has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against Departing Executive or otherwise.

10	Effective Date. This Agreement and General Release shall not become effective until the eighth day following Departing Executive’s signing of this Agreement and General Release (the “Effective Date”) and Departing Executive may at any time prior to the Effective Date revoke this Agreement and General Release by giving notice in writing of such revocation to Kevin A. Richardson, II, Chairman of the Board of Directors of the Company. In the event that Departing Executive revokes the Agreement and/or General Release prior to the Effective Date, this Agreement and General Release, and the promises contained therein, shall automatically be deemed null and void.

11	Departing Executive has been advised in writing to consult with an attorney before signing this Agreement and General Release. Departing Executive has been afforded the opportunity to consider the terms of this Agreement and General Release for twenty-one (21) days prior to its execution, which opportunity Departing Executive will be deemed to waive if Departing Executive chooses to sign this Agreement and General Release prior to the expiration of such 21-day period. Departing Executive has read this Agreement and General Release in its entirety and fully understands all of its terms and their significance. Departing Executive has signed this Agreement and General Release voluntarily and of Departing Executive’s own free will, and Departing Executive intends to abide by its provisions without exception.

12	As of the Company’s receipt of this Agreement and General Release fully executed by Departing Executive, Departing Executive will have returned to the Company all property belonging to the Company, including but not limited to laptop, cell phone, beeper, keys, card access to the building and office floors, Employee Handbook, credit card(s), phone card(s), rolodex (if provided by the Company), computer user name and password, disks and/or voicemail code. Departing Executive further acknowledges and agrees that the Company shall have no obligation to make the payments or confer the benefits referred to in Sections 2.1, 2.2 and 2.3 of this Agreement unless and until Departing Executive has satisfied all Departing Executive’s obligations pursuant to this Section.

13	Enforceability.

13.1	If, at any time after the date of the execution of this Agreement and General Release, any provision of this Agreement shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. Further, if, pursuant to the forum selection clause in Section 15.2 below, the tribunal should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, Departing Executive agrees that any breach by Departing Executive of Sections 4, 6, or 8 or Sections 9 or 10 of the Employment Agreement, shall constitute a material breach of this Agreement as to which the Company may seek all relief available under the law including attorney’s fees and costs (if it is the prevailing party). In addition to any other remedies provided in this Agreement, Departing Executive understands that in the event of a breach of this Agreement by Departing Executive, Departing Executive shall forfeit any other payment or benefit by the Company specified in Section 2 of this Agreement that has not been paid at the time of the breach. Notwithstanding the foregoing, Departing Executive agrees that the Company may continue to enforce the provisions of this Agreement.

13.2

Upon any finding by the tribunal, pursuant to the forum selection clause in Section 15.2 below, that the release or covenants provided for by Sections 4, 6.1 and/or Exhibit A of this Agreement are illegal, void, or unenforceable, Departing Executive agrees, at the Company’s request, either to return promptly to the Company the amount paid to Departing Executive pursuant to this Agreement or to execute a release, waiver and/or covenant of comparable scope that is legal and enforceable. Further, if Departing Executive seeks to challenge the validity of or otherwise vitiate this Agreement or any provision thereof (including, without limitation Sections 4, 6.1 and/or Exhibit A), Departing Executive shall, as a precondition, be required to repay to the Company, to the maximum extent permitted by law, the amount paid to Departing Executive pursuant to this Agreement. Nothing in this Section 13.2 is intended or should be construed to apply to any claim pursuant to the federal Age Discrimination in Employment Act (ADEA).

14	Entire Agreement. Except for the Severance Plan, which shall remain in full force and effect, this Agreement and General Release constitutes the complete understanding between the parties and supersedes all prior agreements between the parties and may not be changed orally. To the extent that any provision of the eDiets.com, Inc. Severance Pay Plan is in conflict with any provision contained herein, the Company shall have the right to enforce the agreement that affords it the greater right or protection. Departing Executive acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Departing Executive other than as set forth herein. No other promises or agreements shall be binding unless in writing and signed by the parties.

15	Governing Law; Disputes.

15.1	This Agreement and General Release shall, for all purposes, be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida’s conflict of laws principles.

15.2	With the exception of a breach of the provisions of Section 6.1 by Departing Executive for which the Company may file a civil action seeking damages and immediate injunctive relief, any other controversy or claim arising out of or relating to this Agreement and General Release, or the breach thereof, including any issue of attorneys’ fees, shall be settled by a confidential arbitration conducted in Broward County, Florida, pursuant to the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, with the additional proviso that all steps necessary to ensure the confidentiality of the proceedings and the arbitrator’s award will be added to the basic rule requirements. The parties expressly agree to waive their right to have a circuit court determine the issue of attorneys’ fees pursuant to § 682.11, Fla. Stat. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both parties agree that no other forum other than a mutually agreed upon one or the American Arbitration Association will be utilized to resolve any dispute and the resort to any other forum is a breach of this Agreement and General Release.

16	Miscellaneous.

16.1	This Agreement and General Release may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

16.2	This Agreement and General Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

16.3	The section numbers and headings contained herein are for convenience only and shall not affect the meaning or interpretation of this Agreement and General Release.

16.4	Should any provision of this Agreement and General Release require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement and General Release shall not apply a presumption that the provisions hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the Agreement and General Release, it being agreed that all parties have participated in the preparation of all provisions of this Agreement and General Release.

16.5	The parties agree that this Agreement and General Release may be used as evidence only in a subsequent proceeding in which any of the parties allege a breach of this Agreement and General Release.

16.6	In response to any requests for a reference on Departing Executive by a prospective employer, the Company agrees to provide a neutral reference that includes only Departing Executive’s dates of employment and last position held. If requested in writing by Departing Executive, the Company will also provide Departing Executive’s last salary.

eDiets.com, Inc.

By:	/s/ Kevin A. Richardson, II
Name: Kevin A. Richardson, II
Title: Chairman

/s/ Kevin N. McGrath
Name: Kevin N. McGrath

EXHIBIT A

GENERAL RELEASE

General Release executed on the notarization date set forth below, by Kevin N. McGrath (“Departing Executive”);

For and in consideration of the promises set forth in the Agreement and General Release between eDiets.com, Inc. (the “Company”) and Departing Executive, dated February 16, 2012 (“Agreement”), including the benefits as set forth therein, and for other valuable consideration as set forth in the Agreement, Departing Executive, for Departing Executive and for Departing Executive’s heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter, collectively referred to as “Releasors”), hereby forever release and discharge the Company and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively referred to as “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this General Release.

Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees from:

(i)	any and all claims relating to that certain employment agreement dated December 30, 2008 between Departing Executive and the Company, Departing Executive’s employment by the Company, the terms and conditions of such employment, employee benefits related to Departing Executive’s employment, the termination of Departing Executive’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(ii)	any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under The Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002, the Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, Fla. Stat. § 760.01 et seq.; Florida Equal Pay Law, Fla. Stat. § 448.07, Fla. Stat. § 725.07; Florida AIDS Act, Fla. Stat. § 760.50; Florida Law Sickle-Cell Trait Discrimination Law, Fla. Stat. §§ 448.075, 448.076; Florida Private Whistleblower Protection Law, Fla. Stat. § 448.101 et seq.; Florida Public Whistle-Blower’s Act, Fla. Stat. § 112.3187 et seq.; Florida Worker’s Compensation Retaliation Law, Fla. Stat. § 440.205; Florida Unpaid Wages Law, Fla. Stat. § 448.08; Florida Minimum Wage Act, Fla. Stat. §§ 448.109, 448.110; Florida Leave to Victims of Domestic Violence Act, Fla. Stat. § 741.313, and waivable rights under the Florida Constitution;

(iii)	any and all claims for wrongful discharge or retaliatory discharge;

(iv)	any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated and/or consequential damages;

(v)	any and all claims under any contract, whether express or implied;

(vi)	any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(vii)	any and all claims for violation of any statutory or administrative rules, regulations or codes;

(viii)	any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, severance pay, PTO and/or the like;

that Releasors ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this General Release.

This General Release may not be changed orally.

Departing Executive represents and warrants that Departing Executive has had the opportunity to consult with an attorney before signing this General Release; that Departing Executive has had the opportunity to consider the terms of this General Release; and that Departing Executive has executed this General Release after consulting with an attorney of Departing Executive’s choice, who has answered to Departing Executive’s satisfaction any and all questions Departing Executive has regarding this General Release, its terms and consequences. Departing Executive further represents and warrants that Departing Executive has read this General Release in its entirety, fully understands all of its terms, and voluntarily assents to all terms and conditions contained herein.

/s/ Kevin N. McGrath
Name: Kevin N. McGrath